Exhibit 99.1

RAMBUS AND NVIDIA SIGN PATENT LICENSE AGREEMENT

Agreement covers a broad range of integrated circuit products

SUNNYVALE, CA — February 8, 2012 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, announced today it has signed a patent license agreement with NVIDIA (NASDAQ:NVDA).

The agreement covers the use of Rambus patented innovations in a broad range of integrated circuit (IC) products offered by NVIDIA.  In addition, the two companies have settled all outstanding claims, including resolution of past use of Rambus’ patented innovations.  The term of this agreement is five years; other details are confidential.

“This is an important license agreement as it settles our differences and allows us to move forward with NVIDIA, the leader in visual and parallel computing,” said Harold Hughes, president and chief executive officer at Rambus.  “Looking forward, we have the opportunity to focus on developing innovative solutions in concert with our licensees to help bring compelling, innovative products to market.”

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com